Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated July 1, 2010

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - June 2010

1 July 2010



Highlights

- The CS FX Factor Index registered a decline of 0.50% in June. Year to date, the FX Factor index fell by 0.19%, with a realised volatility of 5.99%.
- While the first weeks of June saw a decent – though temporary – rebound in risk appetite, volatility remained elevated and market sentiment was poor.
- Against this background, most underlying style portfolios struggled to gain traction: Growth, Carry and Emerging Markets mostly contributed to the negative performance this month, overshadowing the positive performance from Terms of Trade, Momentum and Value.

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Performance Statistics

	June	3 Months	YTD	12 Months	5 Years
Excess Return	-0.50%	-0.12%	-0.19%	0.88%	19.68%
Realized Volatility	4.79%	7.45%	5.99%	5.34%	5.24%
Sharpe Ratio	-1.17	-0.03	-0.03	0.19	0.70
Skew	-0.05	-0.42	-0.46	-0.42	-0.38
Kurtosis	1.41	4.40	5.96	4.59	2.39
Maximum Drawdown	-1.84%	-3.67%	-3.67%	-3.67%	-4.96%
Maximum Drawdown Date	21 Jun 10	07 May 10	07 May 10	07 May 10	23 Sep 08

Source: Credit Suisse - Jun 2005 to Jun 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Performance (past 12 months)


Index Level
250
245
240
235
230
225
220
FXFTERUS
Jun 09
Sep 09
Dec 09
Mar 10

Risk-Return Comparison (12 month rolling)


Return
30%
25%
20%
15%
10%
5%
0%
-5%
-10%
CS Tremont Hedge Fund Index
FX Parker Index
JP Morgan Global Bond Index
MSCI World
FXFTERUS
S&P GS Commodity Index
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Jun 2009 to Jun 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Strategy Contribution

	3 Months	12 Months
Carry	0.76%	1.86%
EM	-1.54%	-0.68%
Growth	2.54%	1.94%
Momentum	-1.18%	-1.30%
Terms of Trade	-0.45%	-1.34%
Value	-0.25%	0.40%
Overall	-0.12%	0.88%

3 Months Rolling Contribution


4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
Carry
Growth
Value
FX Factor
Terms of Trade
Momentum
EM
Jun-09 / Sep-09
Sep-09 / Dec-09
Dec-09 / Mar-10
Mar-10 / Jun-10

Source: Credit Suisse - Jun 2009 to Jun 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Index Facts

Index Value (30 Jun 2010)	240.49
Bloomberg Index Ticker	FXFTERUS Index <GO>

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All rights reserved. This document has been prepared by Credit Suisse.